Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Acquires Oil and Gas Properties and Announces Updated 2014 Guidance

HOUSTON, TEXAS, March 25, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has acquired certain oil and gas producing properties in the Eagle Ford trend from Alta Mesa Holdings, LP for a purchase price of $173 million, subject to customary purchase price adjustments. The transaction has an effective date of January 1, 2014.

The acquired properties are located in Karnes County in the core of the Eagle Ford oil window and consist of approximately 15,200 gross (800 net) acres that are currently producing approximately 1,650 Boe/d (80% oil, 10% NGLs and 10% natural gas) net to MEMP. The properties are 100% non-operated and include interests in 117 producing wells. In addition, MEMP is acquiring a 30% interest in the seller’s Eagle Ford leasehold, which includes an interest in over 180 gross and 9 net PDNP and PUD locations. Murphy Oil Corporation is the primary operator of the acquired properties.

Under the transaction structure, MEMP will acquire all of the seller’s working and net revenue interest in the producing wells subject to a net profits interest (“NPI”) retained by the seller that reduces annually and terminates after three years. At the end of three years, MEMP will own all of the seller’s interests in the currently producing wells. The seller retained NPI results in a working and net revenue interest that escalates annually to MEMP. This structure is designed to offset natural production declines, minimize maintenance capital requirements and maintain more stable cash flow throughout the life of the assets.

MEMP’s effective working and net revenue interest in the 117 producing wells will increase, as the NPI reduces, to: (i) 50% of seller’s interest from January 1, 2014 through December 31, 2014; (ii) 70% of seller’s interest from January 1, 2015 through December 31, 2015; (iii) 85% of seller’s interest from January 1, 2016 through December 31, 2016; and (iv) 100% of seller’s interest from January 1, 2017 and thereafter.

MEMP’s initial average working and net revenue interest on January 1, 2014 in the 117 producing wells is 6.4% and 5.2%, respectively. Beginning January 1, 2017, MEMP’s average working and net revenue interest in the 117 producing wells will be 12.8% and 10.3%, respectively. MEMP’s average working and net revenue interest on the PDNP and PUD locations is approximately 4.9% and 4.0%, respectively.

Transaction Highlights

•	Expected to be immediately accretive to distributable cash flow

•	Estimated net proved reserves of 7.4 MMBoe (63% proved developed)

•	Proved reserve to production ratio of 12.3 years

•	99% of the acquired acreage is held by production

•	Transaction structure provides a projected average annual proved developed producing decline rate of approximately 9%

•	Assets have high operating margins and moderate capital expenditure requirements

“We are excited to announce another accretive transaction. This acquisition is consistent with our strategy of acquiring reserves in proven basins with long lives and high margins. Further, this acquisition provides an entrance into one of the country’s premier resource plays in a structure appropriate for an MLP and an opportunity to partner alongside a top operator like Murphy Oil,” said John A. Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP. “We look forward to another active year.”

Acquired Reserves

The following are the estimated net total proved reserves attributable to the oil and gas properties acquired in this transaction as of January 1, 2014.

	Oil (MBbl)	NGL (MBbl)	Gas (MMcf)	Total (MBoe)
PDP	3,561	340	1,930	4,223
PDNP	349	32	179	411
PUD	2,335	222	1,241	2,764

Proved	6,245	595	3,349	7,398

Financial Highlights

MEMP funded the transaction with borrowings under its existing $2.0 billion multi-year revolving credit facility, which has an $845 million borrowing base prior to any increases related to this acquisition. As of March 25, 2014, MEMP had total debt outstanding of $1.01 billion, which included $310.0 million under its revolving credit facility and $700 million of senior notes due 2021. The revolving credit facility had $535.0 million of availability, which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy. Consistent with its hedging strategy, MEMP intends to hedge up to 85% of projected production volumes related to this acquisition for three to six years.

Updated 2014 Guidance

In connection with the acquisition closing and current operations forecast, MEMP is revising its 2014 full-year guidance. The guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of all announced acquisitions. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full-Year 2014 Guidance
Annual Production (Bcfe)	67 - 69
Adjusted EBITDA ($MM)(1)	$303 - $311
Distributable Cash Flow ($MM)(1)	$158 - $166
DCF Coverage	1.15x - 1.25x
Maintenance Capex ($MM)	$81
Growth Capex ($MM)	$50 - $80

*Guidance as of March 25, 2014

(1)Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

Full-Year 2014 Capex

In 2014, MEMP’s capital spending program is expected to be approximately $131 to $161 million, excluding potential acquisitions. MEMP anticipates spending approximately 56% in East Texas / North

Louisiana, 22% in the Permian Basin, 18% in California and 4% in South Texas / Eagle Ford primarily on drilling, recompletions and capital workovers based on the maximum range of its capital spending program. Approximately 10% of MEMP’s total capex will be spent on routine facilities maintenance across all of its properties, including plugging and abandonment liabilities associated with its California properties.

MEMP anticipates spending capital on 23 gross (10 net) horizontal Cotton Valley new drills in various fields in East Texas and North Louisiana. MEMP also anticipates drilling 39 gross (36 net) vertical wells in the Permian Basin, 6 gross (3 net) wells in California and approximately 30 gross (1.5 net) wells related to this Eagle Ford acquisition.

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “impact,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Distributable Cash Flow and PV-10. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2014 Adjusted EBITDA & Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

2014 Adjusted EBITDA Guidance

(In millions)	Low For Year Ended December 31, 2014	High For Year Ended December 31, 2014
Calculation of Adjusted EBITDA:
Net income	$134	$142
Interest expense	64	64
Depletion, depreciation, and amortization	105	105

Adjusted EBITDA	$303	$311

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$239	$247
Changes in working capital	—	—
Interest expense	64	64

Adjusted EBITDA	$303	$311

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$303	$311
Cash Interest Expense	(64)	(64)
Estimated maintenance capital expenditures	(81)	(81)

Distributable Cash Flow	$158	$166

Contact:

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com